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                                   EXHIBIT 14

                                 CODE OF ETHICS

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                                 CODE OF ETHICS
            FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
                  OF FIRST FEDERAL BANC OF THE SOUTHWEST, INC.

        It is the policy of First Federal Banc of the Southwest, Inc. (hereinafter referred to as the "Company") that its Chief Executive Officer ("CEO") and its Chief Financial Officer ("CFO") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

        1. Act with honesty and integrity, avoiding conflicts between their personal or private interests and the interests of the Company, including receiving improper personal benefits as a result of their her position.

        2. Perform responsibilities with a view to causing periodic reports and other documents filed with the U.S. Securities and Exchange Commission ("SEC") to contain information that is accurate, complete, fair and understandable.

        3. Use their best efforts to comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

        4.      Act in good faith, responsibly, with due care, and diligence.

        5. Respect the confidentiality of information acquired in the course of the performance of their responsibilities, except when authorized or otherwise legally obligated to disclose it to third parties. Do not use confidential information acquired in the course of the performance of their responsibilities for personal advantage.

        6.      Promote ethical behavior among subordinates and peers.

        7. Use corporate assets and resources employed or entrusted in a responsible manner.

        8. Do not use corporate information, corporate assets, corporate opportunities or their position with the Company for personal gain. Do not compete directly or indirectly with the Company.

        9. Comply in all respects with the Company's Code of Business Conduct and Ethics.

        10. Advance the Company's legitimate interests when the opportunity arises.

        It is also the Policy of the Company that the CEO and CFO of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with the Audit Committee of the Board of the Directors ("Board") of the Company.

        The Audit Committee of the Board shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Policy.